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                                                                      EXHIBIT 11

                 WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES


          COMPUTATION OF EARNINGS PER AVERAGE SHARE OF COMMON STOCK
             ASSUMING FULL DILUTION FROM CONVERSION OF THE $4.60
                    AND $4.36 CONVERTIBLE PREFERRED STOCK




                                                        Years Ended September 30
                                                     ------------------------------
                                                       1996       1995       1994
                                                     --------   --------   --------

                                                   (Thousands, except per share data)

EARNINGS PER AVERAGE SHARE ASSUMING FULL DILUTION
-------------------------------------------------

Net Income                                           $ 81,591    $ 62,909   $ 60,459

Dividends on preferred stock (excluding
  dividends on convertible preferred
  stock)                                                1,320       1,320      1,320
                                                     --------    --------   --------

Net income applicable to common stock                $ 80,271    $ 61,589   $ 59,139
                                                     ========    ========   ========


Average common shares outstanding on a fully
  diluted basis assuming conversion of the
  outstanding shares of the $4.60 and $4.36
  convertible preferred stock on
  October 1 of each year based on the
  applicable conversion price                          43,391      42,609     41,876
                                                     ========   =========   ========


Earnings per average share of common stock
  assuming full dilution                             $  1.85    $   1.45    $  1.41
                                                     ========   =========   ========

-------------------
Note: These calculations are submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because no dilution results.